Exhibit 99.1

CONTACT:	Investor Relations:
The Trout Group
VIVUS, Inc.	Todd James
Timothy E. Morris	tjames@troutgroup.com
Chief Financial Officer	646-378-2926
morris@vivus.com

VIVUS RECEIVES DECISION REGARDING QSIVA APPEAL

MOUNTAIN VIEW, Calif., Feb. 21, 2013 — VIVUS, Inc. (NASDAQ:  VVUS) announced today that the European Medicines Agency’s (EMA) Committee for Medicinal Products for Human Use (CHMP) confirmed its October 18, 2012 decision to decline the Marketing Authorization Application (MAA) for Qsiva™ (phentermine/topiramate ER) for the treatment of obesity in the European Union.

VIVUS had requested a re-examination of the opinion.  After considering the grounds for this request, CHMP again declined the marketing authorization on February 21, 2013.  In its consideration of the Qsiva MAA, CHMP indicated that a pre-approval cardiovascular outcomes trial would be necessary to establish long-term safety.

“We are disappointed with the CHMP decision regarding Qsiva and the position the Committee adopted with respect to the need for a preapproval cardiovascular outcomes trial,” said Peter Y. Tam, president of VIVUS.  “We have worked diligently throughout Europe with key opinion leaders and regulatory and risk management experts to highlight the favorable safety and efficacy profile of Qsiva.  Despite the positive recommendation of CHMP’s own Scientific Advisory Group (SAG) and the high unmet medical need in obese patients, a majority of CHMP members have failed to recognize the importance of making this treatment option available, particularly for patients whose only effective intervention is surgery.”

Qsiva was approved by the U.S. FDA in July 2012 and is sold under the trade name Qsymia™.  The pivotal Phase 3 clinical trial program included over 4,500 subjects studied up to two years, establishing Qsymia as a safe and effective treatment for obesity.

About Qsymia

Qsymia is approved in the U.S. and is indicated as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adults with an initial body mass index (BMI) of 30 kg/m2 or greater (obese) or 27 kg/m2 or greater (overweight) in the presence of at least one weight-related medical condition such as high blood pressure, type 2 diabetes, or high cholesterol.

The effect of Qsymia on cardiovascular morbidity and mortality has not been established. The safety and effectiveness of Qsymia in combination with other products intended for weight loss, including prescription and over-the-counter drugs, and herbal preparations, have not been established.

For more information, visit: www.qsymia.com.

Important Safety Information

Qsymia (phentermine and topiramate extended-release) capsules CIV is contraindicated in pregnancy; in patients with glaucoma; in hyperthyroidism; in patients receiving treatment or within 14 days following treatment with monoamine oxidase inhibitors (MAOIs); or in patients with hypersensitivity to sympathomimetic amines, topiramate, or any of the inactive ingredients in Qsymia.

Qsymia can cause fetal harm. Females of reproductive potential should have a negative pregnancy test before treatment and monthly thereafter and use effective contraception consistently during Qsymia therapy. If a patient becomes pregnant while taking Qsymia, treatment should be discontinued immediately, and the patient should be informed of the potential hazard to the fetus.

The most commonly observed side effects in controlled clinical studies, 5% or greater and at least 1.5 times placebo, include paraesthesia, dizziness, dysgeusia, insomnia, constipation, and dry mouth.

About VIVUS

VIVUS is a biopharmaceutical company commercializing and developing innovative, next-generation therapies to address unmet needs in obesity, sleep apnea, diabetes and sexual health for U.S., Europe and other world markets. Qsymia is also in phase 2 clinical development for the treatment of type 2 diabetes and obstructive sleep apnea. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “opportunity” and “should,” among others. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, our limited commercial experience with Qsymia in the U.S.; the timing of initiation and completion of the clinical studies required as part of the approval of Qsymia by the United States Food and Drug Administration, or FDA; the response from the FDA to the data that VIVUS will submit relating to post-approval clinical studies; the impact of the indicated uses and contraindications contained in the Qsymia label and the REMS requirements; the impact of distribution of Qsymia through a certified pharmacy network; whether or not the FDA approves our amendment to the REMS for Qsymia, which, if approved, would allow dispensing through select retail pharmacies to increase access while meeting all requirements of the REMS; that we may be required to provide further analysis of previously submitted clinical trial data; the negative opinion of the European Medicines Agency’s, or EMA, Committee for Medicinal Products for Human Use, or CHMP, for the Marketing Authorization Application, or MAA, for Qsymia; our ability to successfully commercialize or establish a marketing partnership for avanafil, which will be marketed in the U.S. under the name STENDRA™; the ability of our partners to maintain regulatory approval to manufacture and adequately supply our products to meet demand; our history of losses and variable quarterly results; substantial competition; risks related to the failure to protect our intellectual property and litigation in which we may become involved; uncertainties of government or third-party payor reimbursement; our reliance on sole source suppliers; our limited sales and marketing and manufacturing experience; our reliance on third parties and our collaborative partners; our failure to continue to develop innovative investigational drug candidates and drugs; risks related to the failure to obtain FDA or foreign authority clearances or approvals and noncompliance with FDA or foreign authority regulations; our ability to demonstrate through clinical testing the safety and effectiveness of our investigational drug candidates; the timing of initiation and completion of clinical trials and submissions to foreign authorities; the results of post-marketing studies are not favorable;  compliance with post-marketing regulatory standards is not maintained; the volatility and liquidity of the financial markets; our liquidity and capital resources; and our expected future revenues, operations and expenditures. As with any pharmaceutical in development, there are significant risks in the development, the regulatory approval, and the commercialization of new products. There are no guarantees that the product will receive regulatory approval outside the United States for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statements. Investors should read the risk factors set forth in VIVUS’s Form 10-K for the year ending December 31, 2011, and periodic reports filed with the Securities and Exchange Commission.